                                                                   EXHIBIT 10(h)

[LOGO OF FAMILY RESTAURANTS, INC. APPEARS HERE]



                  1998 MANAGEMENT INCENTIVE COMPENSATION PLAN

                                PLAN DESCRIPTION


OBJECTIVE
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The Family Restaurants, Inc. (FRI) Management Incentive Compensation Plan (MICP) is designed to motivate and reward employees who, by virtue of their position and responsibilities, are in a position to make a significant contribution toward attaining and exceeding the annual business objectives of FRI or any of its Operating Divisions.


ELIGIBILITY
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Employees of FRI and its Operating Divisions are eligible to participate in MICP based on the following criteria:

     o Vice Presidents, Vice President equivalents and above who are not eligible to participate in other incentive programs.

     o Directors, Managers and equivalents who are not eligible to participate in other incentive programs.

     o A performance level of at least average as defined by the Company's performance standards, must have been achieved by an eligible participant.

Individual bonus targets for participants will differ and will reflect levels of responsibility and authority, as well as the relative impact and complexity of their positions. Individual target incentive awards are expressed as a percent of a participant's weighted annual base salary for the calendar year in which this bonus applies.

ADMINISTRATION
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The Nominating and Human Resources (Compensation) Committee of the FRI Board of Director's ("Committee") shall have full authority for the administration of MICP including, but not limited to, eligibility, performance criteria, and Plan modification or termination.

INCENTIVE AWARD LEVELS
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Individual incentive awards will be based on three, four, or five performance criteria, depending on a participants position within the organization. The factors that comprise each participant's MICP award will include one or more of the following factors:

     o    FRI EBITDA Performance
     o    Division EBITDA Performance
     o    Departmental G&A Budget
     o    Personal Objectives

EBITDA is defined as earnings before interest, taxes, depreciation and ammortization.

The relative weighing of the above factors reflects the degree to which a participant can impact the performance of one or both operating divisions. For example, the incentive for a corporate participant is weighted between Chi-Chi's and El Torito performance, whereas a Division participant's incentive is weighted more heavily on Divisional performance. A combination of any of the above factors may be used in determining a participant's award.

The measurement criteria for MICP will be set for FRI and the Operating Divisions at the beginning of each plan year. These objectives will be based on many criteria including, but not limited to, the established operating profit for the previous year, general economic conditions, the industry's competitive environment, and senior management's judgement as to what constitutes outstanding results.

A portion of the incentive will be awarded based on achievement of Departmental G&A budgets.

Personal Objectives are established on an individual basis and approved by the CEO. Incentives will be awarded based on the level to which the objectives are achieved as determined by the Department Head and the CEO.


TRANSFERS/PROMOTIONS/MERIT INCREASES
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If an eligible participant is promoted to a new position during the year and if such new position reflects a different bonus opportunity percentage, such factors will be taken into consideration by management insofar as award determination is concerned. The same factors will be considered by management insofar as transfers among and between FRI and its Operating Divisions are concerned. In the case of merit increases during the year, the MICP awards will be based on the weighted average of a participant's base salary.

MICP PAYOUT
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Payment of MICP awards will be made annually, following management's determination of the operating results for FRI and each of its Operating Divisions and, barring unforseen circumstances, will be paid before the end of the first quarter of the following calendar year, to the extent performance warrants payment. In the event that a participant becomes eligible during the calendar year, any applicable award will be prorated for the number of months of service. Payroll and other associated statutory taxes will be withheld from all MICP awards.

TERMINATION
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An eligible participant whose employment terminates, voluntarily or involuntarily, prior to the end of the fiscal year, will not be eligible to receive a MICP award. If termination occurs after the end of the fiscal year, but before payment, the Committee reserves the right to determine if payment, or portion thereof, will be made.

PENALTIES
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A penalty of up to 100% of the MICP award can be assessed for any actions detrimental to the assets, reputation, or best interest of FRI and/or it's Operating Divisions including, but not limited to, any lowering of standards in order to increase operating results, violation of established policies and procedures, substandard personal performance, etc.

PLAN MODIFICATION
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In the event of unusual circumstances which materially impact the performance of FRI, its Operating Divisions, and/or the individual participant over which management and/or the individual participant has little or no control, the Committee may, through the exercise of prudent business judgment, amend the performance criteria of MICP and, in their discretion, raise or lower MICP awards. Such conditions as increased competition, forecasting errors, weather, etc., are ongoing business factors and would not, in and of themselves, warrant adjustment in performance criteria.

This MICP does not confer or create any rights in employees or any duties or obligations upon FRI. FRI will make all interpretations concerning the conditions and qualifications covered under this Plan and senior management reserves the right to modify or terminate the Plan, should circumstances so warrant. Notification of MICP modifications or terminations of MICP will be communicated to participating employees as appropriate.